Exhibit 4.1
Wisconsin Power and Light Company
OFFICERS’ CERTIFICATE
Dated as of December 5, 2025

Setting Forth Terms of a Series of Debt Securities
5.700% Debentures due 2055

Pursuant to the Indenture
Dated as of June 20, 1997

OFFICERS’ CERTIFICATE
December 5, 2025
The undersigned, the Executive Vice President and Chief Financial Officer and the Treasurer of Wisconsin Power and Light Company, a Wisconsin corporation (the “Company”), hereby certify as provided below pursuant to Section 2.01 of the Indenture, dated as of June 20, 1997 (the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as successor trustee (the “Trustee”). This Officers’ Certificate, dated December 5, 2025, is delivered, pursuant to authority granted to the undersigned by the resolutions adopted on March 27, 2025 by the Board of Directors of the Company, for the purpose of creating and setting forth the terms of a series of Securities to be issued pursuant to the Indenture. Capitalized terms not otherwise defined herein are used as defined in the Indenture.
1.The Board of Directors of the Company has authorized the creation by the Company of one or more series of Securities under the Indenture through one or more Officers’ Certificates, and pursuant to such authorization and in accordance with the Indenture this Officers’ Certificate is being delivered to the Trustee to establish the terms of a series of Securities as set forth therein and herein.
2.The title of the Securities shall be “5.700% Debentures due 2055” (herein called the “Debentures”).
3.The aggregate principal amount of the Debentures which may be authenticated and delivered under the Indenture shall be $300,000,000, except for Debentures authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Debentures as provided in Sections 2.07, 2.08, 2.13 or 9.06 of the Indenture and except for Debentures which, pursuant to Section 2.02 of the Indenture, are deemed never to have been authenticated and delivered thereunder. Notwithstanding the foregoing limit on the aggregate principal amount of the Debentures, the Debentures may be reopened in accordance with Section 2.01 of the Indenture.
4.Subject to earlier redemption, the principal of the Debentures shall be payable in U.S. dollars on December 15, 2055.
5.The Debentures shall bear interest at the rate of 5.700% per annum; such interest shall accrue from December 5, 2025 (or from the most recent interest payment date to which interest on the Debentures has been paid or provided for); the interest payment dates on which such interest shall be payable shall be June 15 and December 15 in each year, commencing June 15, 2026; the regular record dates for the determination of Holders to whom interest is payable shall be the fifteenth calendar day (whether or not a Business Day) before each interest payment date. Interest on the Debentures shall be payable in U.S. dollars.
6.Pursuant to the Indenture, the Trustee has been appointed as the Registrar for the Debentures. The Trustee is hereby further appointed as the initial Paying Agent and Transfer Agent of the Debentures. The principal of and interest on the Debentures shall be payable at the office of the Paying Agent, which shall initially be located in Saint Paul, Minnesota. The transferor of any Debenture shall provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.
7.The Debentures shall not be subject to any sinking fund and shall not be repurchasable or redeemable at the option of a Holder. The Debentures shall be issuable as Registered Securities and shall not be exchangeable for Bearer Securities.
8.At any time or from time to time prior to June 15, 2055 (six months prior to maturity) (the “Par Call Date”), the Debentures shall be redeemable as a whole or in part, at the option of the Company, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (i) 100% of the principal amount of such Debentures and (ii) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Debentures matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the redemption date, plus, in either case, accrued and unpaid interest, if any, to, but excluding, the date of redemption; provided, however, that installments of interest on Debentures due on an interest payment date which occurs on or before any redemption date shall be payable to the

Holders of such Debentures who were registered Holders as of the close of business on the record date immediately preceding such interest payment date.
9.At any time on or after the Par Call Date, the Debentures will be redeemable as a whole or in part, at the Company’s option, at a redemption price equal to 100% of the principal amount of the Debentures to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date; provided, however, that installments of interest on Debentures due on an interest payment date which occurs on or before any redemption date shall be payable to the Holders of such Debentures who were registered Holders as of the close of business on the record date immediately preceding such interest payment date.
10.The terms defined below shall, for all purposes of the Debentures under the Indenture and this Officers’ Certificate, have the meanings specified, unless the context clearly otherwise requires or unless otherwise indicated:
“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.
The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
11.Section 4.07 of the Indenture shall apply to the Debentures.
12.Defeasance and covenant defeasance under Article 8 of the Indenture shall be applicable to the Debentures.

13.The Debentures shall initially be issued in whole in the form of one or more global Securities. The Depository Trust Company (“DTC”), a clearing agency registered under the Securities Exchange Act of 1934, as amended, shall initially serve as the depositary for such global Security or Securities. For so long as DTC shall be the depositary, all Debentures shall be registered in its name or in the name of a nominee thereof. While the Debentures are evidenced by one or more global Securities, the depositary or its nominee, as the case may be, shall be the sole Holder thereof for all purposes under the Indenture. Neither the Company nor the Trustee shall have any responsibility or the obligation to the depositary’s participants or the beneficial owners for whom they act with respect to their receipt from the depositary of payments on the Debentures or notices given under the Indenture. The global Security or Securities provided for hereunder shall bear such legend or legends as may be required from time to time by the depositary. The Debentures shall not have the Company’s seal reproduced on them.
14.Except as hereinafter described, Debentures in definitive form will not be issued. Notwithstanding the foregoing, in the event the Company decides to discontinue the use of global Securities, any Event of Default has occurred and is continuing or DTC is at any time unwilling, unable or ineligible to continue as depositary, and a successor depositary is not appointed by the Company within 90 days, the Company shall issue individual Debentures in certificated form to owners of “book-entry” ownership interests in exchange for the Debentures held by DTC or its nominee, as the case may be. In such instance, an owner of a “book-entry” ownership interest will be entitled to physical delivery of certificates equal in principal amount to such “book-entry” ownership interest and to have such certificates registered in its name. Individual certificates so issued will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. In connection with any proposed exchange of a certificated Debenture for a global Security, the Company or DTC shall be required to provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.
15.Additional terms regarding the Debentures are as set forth in the forms of the Debentures set forth below.
16.The form of the Debentures shall be substantially as follows on Exhibit A.

EXHIBIT A
This Debenture is a global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of a depositary or a nominee of a depositary. This Debenture is exchangeable for Debentures registered in the name of a person other than the depositary or its nominee only in the limited circumstances described in the Indenture and/or the Officers’ Certificate establishing the Debentures and may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary.
Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Company (as defined below) or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

No. R-1	$300,000,000
WISCONSIN POWER AND LIGHT COMPANY
5.700% Debentures due 2055
CUSIP 976826 BT3; ISIN: US976826BT33
WISCONSIN POWER AND LIGHT COMPANY
promises to pay to Cede & Co.
or registered assigns
the principal sum of THREE HUNDRED MILLION DOLLARS on December 15, 2055
Interest Payment Dates: June 15 and December 15
Dated: December 5, 2025

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION	WISCONSIN POWER AND LIGHT COMPANY
Trustee, Transfer Agent and Paying Agent
By: _______________________________________
Date Authenticated:	Name: Robert J. Durian Title: Executive Vice President and Chief Financial Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION Registrar

By: _______________________________________
By: ______________________________________	Name: Benjamin Bilitz Title: Treasurer
Authorized Signatory

Exhibit A-1

WISCONSIN POWER AND LIGHT COMPANY
5.700% Debentures due 2055

Interest. Wisconsin Power and Light Company (the “Company”), a Wisconsin corporation, promises to pay interest on the principal amount of this Security (as defined herein) at the rate per annum shown above. The Company will pay interest semi-annually in arrears, on June 15 and December 15 of each year, commencing June 15, 2026. Interest on the Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from December 5, 2025. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Record Date. The interest payable, and punctually paid or duly provided for, on any interest payment date will, as provided in the Indenture, be paid to the Person in whose name this Debenture is registered at the close of business, on the regular record date for such interest, which shall be on the fifteenth calendar day (whether or not a Business Day) before each interest payment date.
Method of Payment. The Company will pay interest on the Securities to the persons who are registered holders of Securities at the close of business on the record date for the next interest payment date, except as otherwise provided in the Indenture. Holders must surrender Securities to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company may pay principal and interest by check payable in such money. It may mail an interest check to a holder’s registered address.
Securities Agents. Initially, U.S. Bank Trust Company, National Association will act as Paying Agent, Transfer Agent and Registrar. The Company may change any Paying Agent or Transfer Agent without notice. The Company or any Affiliate may act in any such capacity. Subject to certain conditions, the Company may change the Trustee.
Indenture. The Company issued the securities of this series (individually a “Security” and collectively the “Securities”) under an Indenture, dated as of June 20, 1997 (the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as successor to Wells Fargo Bank, National Association, as Trustee (the “Trustee”). The terms of the Securities include those stated in the Indenture and in the Officers’ Certificate establishing the Securities and those made part of the Indenture by the Trust Indenture Act of 1939, as amended. Securityholders are referred to the Indenture, the above-referenced Officers’ Certificate and such Act for a statement of such terms.
Maturity; Redemption. The principal on the Securities shall be payable on December 15, 2055. At any time or from time to time prior to June 15, 2055 (six months prior to their maturity) (the “Par Call Date”), the Securities shall be redeemable as a whole or in part, at the option of the Company, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (i) 100% of the principal amount of such Securities and (ii) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Debentures matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the redemption date, plus, in either case, accrued and unpaid interest, if any, to, but excluding the redemption date. At any time on or after the Par Call Date, the Securities shall be redeemable as a whole or in part, at the Company’s option, at a redemption price equal to 100% of the principal amount of the Securities to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.
Notice of Redemption. Notice of redemption will be mailed or sent at least 30 days but not more than 60 days before the redemption date to each holder of Securities to be redeemed at his registered address.
Denominations, Transfer, Exchange. The Securities are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Transfer Agent may require a holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or the Indenture.
Persons Deemed Owners. The registered holder of a Security may be treated as its owner for all purposes.
Exhibit A-2

Amendments and Waivers. Subject to certain exceptions, the Indenture or the Securities may be amended with the consent of the holders of not less than a majority in aggregate principal amount of the securities of all series affected by the amendment. Subject to certain exceptions, a default on a series may be waived with the consent of the holders of a majority in principal amount of the series.
Without the consent of any Securityholder, the Indenture or the Securities may be amended, among other things, to cure any ambiguity, defect or inconsistency that does not adversely affect the rights of any Securityholder in any material respect; to provide for assumption of Company obligations to Securityholders; or to make any change that does not adversely affect the rights of any Securityholder in any material respect.
Restrictive Covenants. The Securities are unsecured general obligations of the Company limited to $300,000,000 principal amount; provided, however, that the Securities may be reopened for issuance of additional Securities in accordance with Section 2.01 of the Indenture. The Indenture does not limit other unsecured debt. Section 4.07 of the Indenture, which limits certain mortgages and other liens, will apply with respect to the Securities. The limitations are subject to a number of important qualifications and exceptions.
Successors. When a successor assumes all the obligations of the Company under the Securities and the Indenture, the Company will be released from those obligations.
Defeasance Prior to Maturity. Subject to certain conditions, the Company at any time may terminate some or all of its obligations under the Securities and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal of and interest on the Securities to maturity. U.S. Government Obligations are securities backed by the full faith and credit of the United States of America or certificates representing an ownership interest in such Obligations.
Defaults and Remedies. An Event of Default includes: default for 60 days in payment of interest on the Securities; default in payment of principal on the Securities; default by the Company for a specified period after notice to it in the performance of any of its other agreements applicable to the Securities; and certain events of bankruptcy or insolvency. If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Securities may declare the principal of all the Securities to be due and payable immediately.
Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities. Subject to certain limitations, holders of a majority in principal amount of the Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. The Company must furnish an annual compliance certificate to the Trustee.
Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with those persons, as if it were not Trustee.
No Recourse Against Others. A director, officer, employee or shareholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Securityholder by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.
Authentication. This Security shall not be valid until authenticated by a manual signature of the Registrar.
Exhibit A-3

Abbreviations. Customary abbreviations may be used in the name of a Securityholder or an assignee, such as: TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), U/G/M/A (=Uniform Gifts to Minors Act), and U/T/M/A (=Uniform Transfers to Minors Act).
The Company will furnish to any Securityholder upon written request and without charge a copy of the Indenture and the Officers’ Certificate, which contains the text of this Security. Requests may be made to: Corporate Secretary, Wisconsin Power and Light Company, 4902 North Biltmore Lane, Madison, Wisconsin 53718.
All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Exhibit A-4

ASSIGNMENT FORM
To assign this Security, fill in the form below:

I or we assign and transfer this Security to

(Print or type assignee’s name, address and zip code)
(Insert assignee’s soc. sec. or tax I.D. no.)
and irrevocably appoint                                                                      agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date: ,	Your signature:

(Sign exactly as your name appears on the face of this Security)

Signature Guaranteed:

Exhibit A-5

IN WITNESS WHEREOF, the undersigned have executed the Officers' Certificate as of the date first written above.
/s/ Robert J. Durian
Name: Robert J. Durian
Title: Executive Vice President and Chief Financial Officer
/s/ Benjamin Bilitz
Name: Benjamin Bilitz
Title: Treasurer

[Signature Page to WPL Officers’ Certificate Pursuant to the Indenture]